EXHIBIT 99.1

                          GEORGIAN BANCORPORATION, INC.

                               3270 Florence Road
                         Powder Springs, Georgia  30127
                                  770-943-1400

                       11605 Haynes Bridge Road, Suite 575
                            Alpharetta, Georgia  30004
                                  678-746-5450

June 2, 2004

To Our Investors:

We are writing to update you on our progress and challenges. At March 31, 2004, assets totaled $370,166,793, and by Tuesday, June 2, 2004, they exceeded $459 million. As a result, we are working hard to manage and control our growth opportunity, while also being committed to team building and establishing our facilities footprint. Our personnel complement now totals 65 (an increase of 50, since formally starting on September 5, 2003, to implement the new plan) and we have now opened four new temporary offices (Alpharetta, Buckhead, Cumberland/Vinings, and Gwinnett). As we started May, our loan pipeline of pending opportunity totaled $192,000,000, of which we estimate net fundings in May will add over $60 million in outstanding loan balances.

We were slightly profitable in the fourth quarter of 2003 and continued this trend in the first quarter of 2004. Our growth has been absorbed without incurring significant start up losses and we have built a strong reserve against the risk of future loan losses. At April 30, 2004, the reserve stood at almost $4,400,000. We are pleased to report that we continue to have no loan losses, nor any loans past due more than 30 days. This position obviously will not continue forever and we will be well prepared as it changes.

As you review our first quarter profitability, you will note a major factor was the bond gains we were able to realize. Frequently this source of income is discounted as non-core, but in our situation requires further discussion. Maintenance of a bond portfolio is a key element of a strong bank balance sheet and, as we embarked on our new plan and experienced rapid growth, we were faced with building the portfolio in the lowest rate environment in years. We began buying bonds each month starting in October 2003, buying only when yields exceeded 3% on maturities less than 5 years. Our intent was to actively manage the portfolio, but at the same time we were comfortable we could hold our purchases to maturity. The average yield was about 3.06%. In early March, the release of the February jobs report caused bonds to jump dramatically and we sold realizing a gain of almost $250,000. I am pleased to report that in early May, with the release of the April jobs report we have completed restoring and expanding our bond portfolio, still with maturities of five years or less, but now with an average yield of almost 3.60%.


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Staffing four new locations with experienced and "rooted" bankers has been a challenge, but we are pleased with the new team members we now have. We have two challenges remaining as of today - filling the lead position of community executive for our offices in Buckhead and Cumberland/Vinings.

Our efforts on permanent facilities continue to progress albeit slowly as we work through the permit process and cost challenges. We believe the Alpharetta office will start within a month, that Cumberland/Vinings and Gwinnett will start not later than July. The Buckhead office will be part of a complex that is being built by others and due to the overall size, will not be completed for probably 18 months.

With all our progress, we do face challenges. In particular, we have to deal every day with the cost and distraction of being a publicly held, SEC reporting company. We estimate the out of pocket expenses will exceed $250,000 annually, not to mention the loss of productivity as we strive to comply with Sarbanes-Oxley requirements which impact almost everything we do. Because we have over 600 shareholders of record, we are effectively spending over $400 per year per shareholder. Our board is exploring how best to deal with these issues and weighing the relative costs and benefits of our status as a public company.

A second major challenge that could affect our rate of growth is funding. Obviously, to fund balance sheet growth of $40 to $50 million a month requires that we build our deposit base by a corresponding amount and we have done this for about eight months. We have four new temporary offices that will provide us with a more convenient footprint of facilities to attract deposits. We are able to offer premium deposit rates because of our loan demand and we have developed a range of deposit products and cash management services we believe will be competitive. We plan to make deposit gathering our number one priority for the next several months.

We appreciate your confidence and your support and hope we can count on each of you to open accounts with us, refer your friends and business contacts to us, and let the market know about us.

Sincerely,


/s/  Gordon R. Teel
-------------------------
Gordon R. Teel
Chairman, President & CEO


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